B+H/PHOTOMATRIX BUSINESS AGREEMENT

This document amends the current business agreement in place between Bell+Howell and Photomatrix dated 12-29-1997. Modifications to the agreement are as follows:

1.  PRICE PROTECTION

A. All existing Bell+Howell stock of the PS Series (5104, 5124, 5154) will be price protected by Photomatrix for $1500 per unit (TOTAL PRICE PROTECTION PAYMENT NOT TO EXCEED $30,000). Paymenet of the price protection to Bell+Howell will be made as the units are sold from B+H inventory.

2.  CONDITIONS

A. Bell+Howell will receive a 3 month moratorium (EFFECTIVE UNTIL 6-30-98) on the purchase of additional scanners. After this moratorium (7-1-98), the channel will be open for Bell+Howell and Photomatrix to sell to any account of their choice.

B. Starting in July 98, Bell+Howell will purchase 3 each 9000 Series scanners per month for a duration of 9 months (27 TOTAL). Release of orders by B+H to Photomatrix will be documented by the 21st of each month.

BELL+HOWELL, IMPG                      Photomatrix Corporation

By:_____________________________       By:_____________________________________
   Bob Hunn                               Dell Glover
Title:  Product Marketing Manager      Title:  Vice President, Marketing & Sales
Date:  June 30, 1998                   Date:  June 30, 1998